EXHIBIT 22.1
                                                                    ------------



                                   IPSCO INC.

                            MANAGEMENT PROXY CIRCULAR
                            (AS AT FEBRUARY 28, 2003)

SOLICITATION OF PROXIES

         THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF IPSCO INC. (THE "COMPANY") OF PROXIES TO BE USED AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY (THE "MEETING") TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSE SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. THE COST OF THE SOLICITATION WILL BE BORNE BY THE COMPANY. AT THIS MEETING, SHAREHOLDERS WILL ACT UPON THE MATTERS OUTLINED IN THE NOTICE OF MEETING. IN ADDITION, THE COMPANY'S MANAGEMENT WILL REPORT ON THE PERFORMANCE OF THE COMPANY AND RESPOND TO QUESTIONS FROM SHAREHOLDERS.

APPOINTMENT, DELIVERY AND REVOCATION OF PROXIES

         THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE OFFICERS OF THE COMPANY. A SHAREHOLDER DESIRING TO APPOINT SOME PERSON TO ATTEND, ACT AND VOTE FOR THE SHAREHOLDER AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY MAY DO SO BY STRIKING OUT THE NAMES OF THE PERSONS DESIGNATED AND INSERTING SUCH OTHER PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY. A PERSON APPOINTED AS PROXY NEED NOT BE A SHAREHOLDER.

         PROXIES MUST BE DEPOSITED AT THE OFFICES OF COMPUTERSHARE TRUST COMPANY OF CANADA, PROXY DEPARTMENT, 9TH FLOOR, 100 UNIVERSITY AVENUE, TORONTO, ONTARIO, M5J 2Y1 NOT LATER THAN 4:30 P.M., LOCAL TIME, ON MONDAY, THE 28TH DAY OF APRIL, 2003.

         A shareholder who has given a proxy may revoke it by depositing a written notice of revocation signed by the shareholder or the shareholder's attorney authorized in writing:

         (a) at the registered office of the Company, 1500 - 1874 Scarth Street, Regina, Saskatchewan S4P 4E9 at any time up to and including the close of business on the last business day preceding the day of the meeting or an adjournment thereof, at which the proxy is to be used; or

         (b) with the Chairman of the meeting on the day of the meeting or an adjournment thereof;

or in any other manner permitted by law, including by signing another form of proxy bearing a later date and depositing it at the above-mentioned office of Computershare Trust Company of Canada within the time stated above.

         THE PERSON APPOINTED AS PROXY, USING THE ENCLOSED FORM OF PROXY, HAS DISCRETIONARY AUTHORITY AND MAY VOTE THE SHARES REPRESENTED THEREBY AS SUCH PERSON CONSIDERS BEST WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF MEETING OR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE MANAGEMENT OF THE COMPANY KNOWS OF NO SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS TO COME BEFORE THE MEETING.

         UNLESS PROPERLY REVOKED THE SHARES REPRESENTED BY PROPERLY EXECUTED AND RETURNED PROXIES IN FAVOUR OF THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY WILL BE VOTED OR NOT VOTED ON ANY BALLOT THAT MAY BE CALLED FOR WITH RESPECT TO ANY MATTER REFERRED TO THEREIN IN ACCORDANCE WITH THE INSTRUCTIONS MADE IN THE PROXY. IN THE ABSENCE OF SUCH INSTRUCTIONS, SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS REFERRED TO BELOW, FOR THE RE-APPOINTMENT OF THE AUDITOR AND AGAINST THE SHAREHOLDER PROPOSAL.

NON-REGISTERED HOLDERS

         Many shareholders ("Non-registered Shareholders") do not hold their common shares of the Company ("Common Shares") in their own name, but through a "nominee", such as a trust company, securities broker or other financial institution. The nominee is required to seek the instructions from the Non-registered Shareholder as to how to vote such Common

Shares. For that reason, Non-registered Shareholders will have received this Circular from their respective nominees, together with a voting instruction form. Each nominee has its own signing and return instructions, and Non-registered Shareholders should follow these instructions carefully to ensure their shares will be voted.

         Since the Company does not have access to the names of its Non-registered Shareholders, the Company will have no record of a Non-registered Shareholder's shareholdings or of his or her entitlement to vote, unless the nominee has appointed the Non-registered Shareholder as proxyholder. Therefore, in order to vote in person at the Meeting, a Non-registered Shareholder should insert his or her own name in the space provided on the voting instruction form sent by the nominee, and then return the form to the nominee in the envelope provided. By doing so, the Non-registered Shareholder is instructing the nominee to appoint such Non-registered Shareholder as proxyholder with the right to vote at the Meeting. The voting section of the form should not be completed as the vote will be recorded at the meeting. The Non-registered Shareholder may then attend the Meeting in person and vote his or her Common Shares.

         A Non-registered Shareholder wishing to revoke a voting instruction form given to a nominee should contact the nominee to discuss if this is possible and the procedures to be followed.

         NON-REGISTERED SHAREHOLDERS SHOULD FOLLOW THE INSTRUCTIONS ON THE FORMS THEY RECEIVE AND CONTACT THEIR NOMINEES PROMPTLY IF THEY NEED ASSISTANCE.


ALL DOLLAR FIGURES CONTAINED IN THIS DOCUMENT ARE IN US$ UNLESS OTHERWISE
STATED.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

         The Company has outstanding 47,667,487 Common Shares without nominal or par value, each carrying the right to one vote at all meetings of the Company. The Board of Directors has fixed the close of business on March 24, 2003, as the record date for the Meeting and accordingly shareholders of record on such date will be entitled to one vote at the Meeting for each Common Share held by them.

         To the knowledge of the members of the Board, no shareholder beneficially owns, or has control or direction over, more than 10% of the Common Shares of the Company.

         All matters to be submitted may be approved by a simple majority of votes cast by the holders of Common Shares of the Company present or represented at the Meeting by proxy.

ELECTION OF DIRECTORS

         All of the members of the Board of Directors are elected annually at the annual meeting. UNLESS OTHERWISE INSTRUCTED BY THE SHAREHOLDERS THE SHARES REPRESENTED BY THE PROXIES IN THE FORM ENCLOSED HEREWITH WILL BE VOTED FOR THE ELECTION OF NOMINEES WHOSE NAMES ARE SET FORTH IN THE FOLLOWING TABLE. Management does not contemplate that any of the proposed nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion. Each director elected will hold office until the next annual meeting unless the office of the director is earlier vacated.

         The following table states the names of all the persons to be nominated for election as directors, all other major positions and offices with the Company or any of its significant affiliates now held by them, their present principal occupation or employment and any other principal occupations and employments within the five preceding years (unless previously elected at a meeting in respect of which a proxy circular was furnished), the period during which they have served as directors, the approximate number of shares of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them, and the number of deferred share units granted to each of them pursuant to the Deferred Share Unit Plan.


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

---------------------------------------------------------------------------------------------------------------------
DIRECTOR NAME, RESIDENCY, AND PRINCIPAL             COMMITTEES       PERIOD(S)         COMMON            DEFERRED
OCCUPATION                                          MEMBERSHIP       WHEN              SHARES OWNED      SHARE
                                                    (1)              A DIRECTOR        BENEFICIALLY OR   UNITS
                                                                                       CONTROLLED OR     HELD (2)
                                                                                       DIRECTED
---------------------------------------------------------------------------------------------------------------------
Michael Grandin, Calgary, Alberta, is the                 --               2003               --             --
Chairman and Chief Executive Officer of the
Fording Canadian Coal Trust and the former
President of Pan Canadian Petroleum Ltd., an oil
and gas company and former Chief Financial
Officer of Canadian Pacific Limited, an operating
conglomerate concentrating on energy,
transportation and hotels
---------------------------------------------------------------------------------------------------------------------
Juanita H. Hinshaw, Chesterfield, Missouri, is            AC           2002 - 2003            --           795.515
the Senior Vice President and Chief Financial
Officer of Graybar Electric Company, Inc., an
international distributor of electrical and
com/data products and is the retired Vice
President and Treasurer of Monsanto Company, an
agricultural inputs manufacturer
---------------------------------------------------------------------------------------------------------------------
Burton M. Joyce, Penhook, Virginia, is the          MRCC, Chairman     1993 - 2003          8,000         7,439.705
Chairman of the Board of Directors of IPSCO Inc.     GCC, Chairman
and the retired President and Chief Executive
Officer, and a director of Terra Industries Inc.,
a fertilizer and methanol manufacturer
---------------------------------------------------------------------------------------------------------------------
Jack D. Michaels, Muscatine, Iowa, is the                MRCC          2000 - 2003           700          6,827.756
Chairman and Chief Executive Officer and former           GCC
President of HON INDUSTRIES Inc., an office
furniture and hearth products manufacturer
---------------------------------------------------------------------------------------------------------------------
Bernard M. Michel, Saskatoon, Saskatchewan, is           MRCC          1998 - 2003          1,000         3,719.856
the Chairman and retired President and Chief
Executive Officer of Cameco Corporation, a
uranium exploration, mining and conversion
company and gold producer
---------------------------------------------------------------------------------------------------------------------
Allan S. Olson, Spruce Grove, Alberta, is                 GCC          1989 - 2003          21,000        3,719.856
President of First Industries Corporation, a              AC
business management company
---------------------------------------------------------------------------------------------------------------------
Arthur R. Price, Calgary, Alberta, is the                 AC           1979 - 2003          3,425         5,081.443
Chairman and Chief Executive Officer of Axia
NetMedia Corporation, an IP network systems and
media solutions company
---------------------------------------------------------------------------------------------------------------------
Richard G. Sim, Dublin, Ireland, is the Chairman,        MRCC          1994 - 2003          10,500        7,439.705
President and Chief Executive Officer of APW
Ltd., an integrated electronic enclosure systems
company
---------------------------------------------------------------------------------------------------------------------
David Sutherland, Naperville, Illinois is the             --           2002 - 2003          15,502           --
President and Chief Executive Officer of IPSCO
Inc.
---------------------------------------------------------------------------------------------------------------------
Roger Tetrault, Punta Gorda, Florida, is the             MRCC          1999 - 2003          3,000         6,284.395
retired Chairman and Chief Executive Officer of
McDermott International, Inc., a worldwide energy
services company
---------------------------------------------------------------------------------------------------------------------
Gordon Thiessen, O.C., Ottawa, Ontario, is the            --           2001 - 2003            --          2,620.090
Chair of the Canadian Public Accountability Board, a public agency established to oversee the auditors of private companies and the retired Governor of the
Bank of Canada
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
DIRECTOR NAME, RESIDENCY, AND PRINCIPAL             COMMITTEES       PERIOD(S)         COMMON            DEFERRED
OCCUPATION                                          MEMBERSHIP       WHEN              SHARES OWNED      SHARE
                                                    (1)              A DIRECTOR        BENEFICIALLY OR   UNITS
                                                                                       CONTROLLED OR     HELD (2)
                                                                                       DIRECTED
---------------------------------------------------------------------------------------------------------------------
D. Murray Wallace, London, Ontario, is the           AC, Chairman      1975 - 1983          6,750         3,719.856
Chairman of Park Street Capital Corporation, and                       1991 - 2003
President of Axia NetMedia Corporation, an IP
network systems and media solutions company
---------------------------------------------------------------------------------------------------------------------
John B. Zaozirny, Q.C., Calgary, Alberta, is              AC           1987 - 2003          4,250         3,719.856
counsel to McCarthy Tetrault LLP, barristers and          GCC
solicitors
---------------------------------------------------------------------------------------------------------------------

(1) "MRCC" refers to the Management Resources and Compensation Committee, "AC" refers to the Audit Committee and "GCC" refers to the Governance and Compliance Committee.
(2)  For a further description of Deferred Share Unit Plan see page 16.


         At December 31, 2002 the directors and senior officers of the Company, as a group, beneficially owned, directly or indirectly, or had control or direction of, less than one percent of the Company's outstanding shares.

         As contemplated by Section 124(6) of the Canada Business Corporations Act, the Company has insurance coverage with a yearly limit of $75,000,000 in respect of potential claims against its directors and officers and in respect of losses for which the Company may be required or permitted by law to indemnify such directors and officers. The insurance, in respect of which the Company paid a $186,000 premium for coverage from June 1, 2002 to June 1, 2004, includes a $100,000 deductible for each claim under the policy.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

         The Company has long considered sound corporate governance integral to maintaining investor confidence, and it therefore seeks to maintain high governance standards. The Board of Directors has reviewed the relevant Canadian securities statutes, regulations and policies, the corporate governance guidelines and requirements adopted by the Toronto Stock Exchange (the TSX), the listing requirements of the New York Stock Exchange (the NYSE), the provisions of the Sarbanes-Oxley Act of 2002 of the United States Congress, and the rules promulgated by the U. S. Securities and Exchange Commission (the SEC) in response to that Act. Based upon that review, the Board believes that the Company meets, and in some instances exceeds, the applicable corporate and securities law requirements.

         Prominent among recent corporate governance reforms is an emphasis on the composition and independence of corporate boards. The TSX recommends that a board be composed of a majority of "unrelated directors" who are independent of management and free from any business or other relationship that could, or could reasonably be perceived to, materially interfere with their ability to act with a view to the best interests of the Company. Similarly, the NYSE has proposed new rules to require listed companies to have a majority of "independent" directors who, like "unrelated directors", have no material relationship with the listed company. The composition of the Board of Directors of the Company is discussed below.

         The following is a summary of the Company's corporate governance practices, set out in accordance with the 14 voluntary guidelines for corporate governance adopted by the TSX (the TSX Guidelines).

GUIDELINE NO. 1.        -       MANDATE OF THE BOARD

         The mandate of the Board is to oversee the conduct of the business of the Company and to supervise its management with a view to the best interests of the Company and long-term enhancement of shareholder value. In fulfilling its mandate, the Board assumes responsibility for the following matters (which are in addition to those discussed below in connection with the Management Resources and Compensation Committee, the Governance and Compliance Committee and the Audit Committee):

     (i) STRATEGIC PLANNING: The Board has ultimate stewardship of the Company. Annually, after consulting with management, the Board reviews and approves strategic plans and corporate objectives for the Company and its operations. Throughout the year, the Board receives regular updates from management on the implementation of its strategic plans and corporate objectives, the Company's performance in relation to the plans and objectives and, when necessary, adjusts the same to reflect new market conditions. In addition, the Board reviews the annual budget, establishes the Company's dividend policy, and approves financial statements, major capital expenditures, material mergers and acquisitions and other significant transactions.

     (ii) RISK MANAGEMENT AND REPORTING: The Board considers and supervises the Company's management of principal risks and material legal matters confronting the Company. The Audit Committee, as part of its responsibilities, reviews, reports and provides recommendations to the Board on financial performance and reporting as well as supervision of the management of principal risks of the Company's business. The Company's risk policies and internal control systems are regularly evaluated and updated to correspond to the Company's risk profile and to comply with regulatory requirements.

     (iii) SUCCESSION PLANNING AND APPOINTING, TRAINING AND MONITORING SENIOR
     MANAGEMENT: The Management Resources and Compensation Committee, as part of its mandate, reviews, reports and makes recommendations to the Board annually on organizational structure and succession planning matters, including the appointment, training, compensation and monitoring of the performance of senior management.

     (iv) COMMUNICATIONS POLICY: The Company has adopted a written disclosure policy to ensure that timely information concerning the Company is broadly disseminated to the investment community by press release (or in publicly available regulatory filings) and through statements made by designated company spokespersons. Major disclosure documents such as the Annual Report, Annual Information Form, SEC Form 40-F, Management Discussion and Analysis, and the Management Proxy Circular are reviewed by the Board prior to release. In addition to those disclosure documents and press releases covering new material developments, the Company conducts periodic conference calls and web casts which are available to the broad investment community during which management reviews the Company's performance and answers questions. Investor relations and communications personnel are available to answer, on a timely basis, shareholder inquires received by telephone and fax. In addition, the Company posts detailed and current investor relations information on its website (www.ipsco.com).

     (v) INTEGRITY OF INTERNAL CONTROL AND MANAGEMENT INFORMATION SYSTEMS: The Board has established a program for planning and executing corporate strategies and, through the Audit Committee, assumes responsibility for management's compliance with financial reporting and accounting principles and maintaining effective management information systems. In carrying out these responsibilities, the Audit Committee, among its practices and procedures, regularly convenes IN CAMERA meetings with the Company's external auditors, internal auditors and senior management, respectively, and it conducts regular reviews of quarterly financial statements as well as earnings press releases and other financial guidance provided by management to the investment community.

         The Board of Directors as a whole determines its agenda, priorities and the membership of its various committees. In order to efficiently discharge its responsibilities, the Board and its committees meet regularly, at least on a quarterly basis in the case of the Board, pursuant to a pre-determined schedule that is prepared once a year. The Board has a minimum of six scheduled meetings per year, with nine being held in 2002.

         The Board of Directors expects Company management to take responsibility for the development and implementation of the strategic plans and initiatives of the Company and for all aspects of the day-to-day management of the Company's employees, facilities and business. The Board also looks to management to keep it apprised of all significant developments affecting the Company and its operations, and it receives from management regular reports on the Company's compliance with various legal requirements and internal control procedures. The Board monitors the nature of the information presented to it and provides feedback to the President and Chief Executive Officer and other senior officers of the Company as to the quality and sufficiency of the information provided.

GUIDELINE NO. 2.        -       COMPOSITION OF THE BOARD

         As of December 31, 2002, the Board was composed of 13 directors. The Board currently consists of 14 directors, all but one of whom qualify as unrelated or independent directors. The existing size, makeup and committee structure of the Board provides a diversity of experience and allows it to effectively carry out its duties. The Board also strikes AD HOC committees from time to time that are mandated to deal with specific issues and to report back to the Board.

GUIDELINE NO. 3.        -       ANALYSIS OF THE COMPOSITION OF THE BOARD

         All members of the Board, with the exception of the President and Chief Executive Officer (the CEO), Mr. David Sutherland, qualify as "unrelated" or "independent" directors as such terms are defined in the TSX Guidelines and the proposed NYSE listing requirements, respectively. To ensure compliance with these independence requirements, each director completes an annual questionnaire that details their business and other relationships with the Company and management. The Governance and Compliance Committee, working with management, then analyzes this information to determine whether the directors are unrelated or independent. The Committee also reviews any changes to this information during the year. In addition, to help ensure that the Board can function independently of management, it has long been the practice of the Company to appoint a Chairman who is not a member of management and who takes responsibility for the Board's discharge of its responsibilities.

GUIDELINE NO. 4.        -       NOMINATION AND ASSESSMENT OF DIRECTORS

         The Governance and Compliance Committee, which is composed exclusively of unrelated and independent directors, is, among other things, responsible for proposing new nominees to the Board of Directors. In appropriate circumstances, the Committee may retain outside consultants to conduct the initial search for potential nominees. Assessment of directors is discussed below.

GUIDELINE NO. 5.        -       IMPLEMENTATION OF A PROCESS TO ASSESS
                                EFFECTIVENESS OF THE BOARD, COMMITTEES AND
                                DIRECTORS

         The Governance and Compliance Committee is responsible for nominating candidates for Board membership and assessing and reporting to the Board on the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors. Each year the Governance and Compliance Committee requires directors to complete and submit a survey of Board and committee effectiveness to the Chairman of the Board, who then reports the results to the whole Board. The contribution of individual directors is informally assessed by the Chairman on an ongoing basis. Each year the Chairman meets with each director individually to discuss the results of the survey with respect to the Board, its committees and the individual director's performance.

GUIDELINE NO. 6.        -       ORIENTATION FOR NEW DIRECTORS

         The Company has an orientation and education program for new directors. Depending upon the specific background of the director, the program is adjusted with the principal components being: (i) a general description of electric furnace steelmaking technology and a comparison to so-called "integrated" steel processes; (ii) a review of metallurgical, physical and chemical attributes of various steel products that the Company produces; (iii) a plant tour of both steelmaking and pipemaking facilities; (iv) a description of the Company's other facilities not the subject of a tour, including typical product mix of each such facility; (v) a review of the Company's organizational structure; (vi) a five-year review of overall financial performance; and (vii) presentations by key executives on a number of topics relevant to the Company's operations, including environmental and safety plans and the corporate strategies in place for various aspects of its business.

GUIDELINE NO. 7.        -       EXAMINATION OF THE SIZE OF THE BOARD

         The Board of Directors currently consists of 14 directors. Given the range of the Company's activities and operations, the Company is of the view that a board of this approximate size presents a diversity of views and expertise, but remains small enough to carry out its duties efficiently.

GUIDELINE NO. 8.        -       REVIEW OF DIRECTORS' COMPENSATION

         The Governance and Compliance Committee monitors director remuneration at other comparable companies, and it considers the adequacy and nature of the compensation to be paid to the Company's Board to ensure that such compensation realistically reflects the responsibilities, risks and time commitment involved with being an effective director. It then makes recommendations as to compensation to the Board as a whole.

GUIDELINE NO. 9.        -       COMPOSITION OF COMMITTEES

         As noted above, the Board has three committees: the Management Resources and Compensation Committee, the Audit Committee and the Governance and Compliance Committee. Each committee is composed exclusively of unrelated and independent directors. Each committee has a written charter that complies with applicable securities laws and listing requirements, copies of such charters being available for review on the Company's website (www.ipsco.com).

GUIDELINE NO. 10.       -       GOVERNANCE AND COMPLIANCE COMMITTEE

         The Governance and Compliance Committee has assumed the general responsibility for developing the Company's approach to governance issues and for making recommendations to the Board with respect to all such matters. In fulfilling this responsibility, the Committee reviews with, and where appropriate, makes recommendations to the Board on the matters in the summary of the Committee's mandate set forth below.

GUIDELINE NO. 11.       -       DEFINING LIMITS TO MANAGEMENT'S RESPONSIBILITIES

         The Board, working with the CEO, has defined the limits to management's responsibilities. The Board has implemented both rules of general applicability and rules (including Board resolutions) governing specific cases which delineate the instances where its approval is required for transactions carried out in the course of the Company's operations and, conversely, the instances where it will delegate authority to management to grant such approvals and to execute documents on behalf of the Company. In addition to those matters that must by law or by the articles of the Company be approved by the Board, all material acquisitions and divestitures and all business investments and expenditures above $1,000,000 are subject to review and approval of the Board. At the beginning of each year, the Board of Directors approves business goals and objectives and quantifiable financial targets that the CEO and the rest of the management team are responsible for meeting during the course of the year.

GUIDELINE NO. 12.       -       INDEPENDENCE OF THE BOARD FROM MANAGEMENT

         The Chairman of the Board is not a member of management and also currently serves as Chairman of the Management Resources and Compensation Committee and the Governance and Compliance Committee. The Chairman of the Board ensures that the Board functions independently of management and, at the conclusion of each Board and Committee meeting, the Chairman of the Board or the Committee chair, as the case may be, holds an executive session with non-management directors.

GUIDELINE NO. 13.       -       THE AUDIT COMMITTEE

         The roles and responsibilities of the Audit Committee are specifically defined in the Audit Committee Charter. The Audit Committee reviews, reports and, where appropriate, provides recommendations to the Board on the matters set forth in the summary of the Committee's charter set forth below, among which matters are officers' and directors' compliance with the Company's Code of Business Conduct (which is available for review on the Company's website).

GUIDELINE NO. 14.       -       APPOINTMENT OF OUTSIDE ADVISORS

         The Board may, at the Company's expense, engage outside advisers for the purpose of discharging its responsibilities. In addition, a committee of the Board or, in appropriate circumstances, an individual director may engage outside advisors upon request to the Chairman of the Board or the Board as a whole.

SUMMARY OF THE MANAGEMENT RESOURCES AND
COMPENSATION COMMITTEE MANDATE

         During 2002, the members of the Management Resources and Compensation Committee were Messrs. Joyce, Michel, Price, Sim, Kim Thorson and Zaozirny (January 1 - April 23) and Messrs. Joyce, Thomas Kierans, Michaels, Michel, Sim and Tetrault (April 24 - December 31, 2002). Mr. Joyce presided as Chairman of the Committee. The Committee held four meetings during 2002.

The Committee has the following duties and responsibilities:

         (a) recommending to the Board persons to be appointed as the senior officers of the Company;

         (b) setting the performance goals for the CEO and evaluating his performance against such goals;

         (c) reviewing matters relating to the performance of the senior officers of the Company and, where applicable, succession of the senior offices of the Company and making recommendations to the Board in respect of such matters as may appear appropriate to the Committee;

         (d) reviewing compensation policies applicable to the senior officers and other senior management personnel of the Company and reviewing and approving the compensation of the Company's senior officers (except for the President where a recommendation is made to the Board);

         (e) reviewing the terms and overseeing the administration of all benefit, incentive and other compensation plans for senior officers and other senior management personnel of the Company, including bonus plans, stock option plans and profit sharing plans, and any amendments thereto, and recommending to the Board the establishment, review and approval of amendments from time to time to such plans, as the Committee may deem appropriate;

         (f) recommending to the Board, or approving of, those officers, employees or classes of employees to be designated as eligible for participation in any benefit, incentive, compensation or other benefit plan of the Company and the terms of such participation;

         (g) submitting to the Board the required Report on Executive Compensation for inclusion annually in the Management Proxy Circular; and

         (h) reviewing the terms and conditions of and overseeing the administration of all retirement plans of the Company (both pension plans and retirement savings plans), including overseeing the financial performance of the funds under such plans and making appropriate changes to fund management.


SUMMARY OF THE AUDIT COMMITTEE MANDATE

         The members of the Audit Committee during 2002 were Messrs. Michaels, Olson, Tetrault, Wallace and Thiessen (January 1 - April 23) and Messrs. Wallace, Olson, Price, Thiessen, Zaozirny (April 24 - December 31) and Ms. Hinshaw (June 1 - December 31). Mr. Wallace presided as Chairman of the Committee. The Audit Committee met five times in 2002. The Committee provides assistance to the Board in fulfilling its responsibilities to the shareholders and prospective investors relating to financial reporting practices of the Company and the quality and integrity of the financial reports of the Company. In so doing it is the responsibility of the Audit Committee to maintain free and open means of communication among the directors, the external auditors, the internal auditors and the financial management of the Company with the intent of overseeing the financial reporting process and assuring the objectivity of the audit function.

         The Audit Committee through review of documents and discussions with the external auditor, the internal auditor and the senior financial officers of the Company has the following duties:

         (a) examining the Company's interim and annual audited consolidated financial statements and other financial disclosures of the Company (including the Annual Information Form, SEC Form 40-F and the Management Discussion and Analysis, as well as quarterly earnings releases and other financial guidance provided to investors, analysts and rating agencies) and recommending, if appropriate, their approval to the Board and the filing of such disclosure documents, if appropriate, with securities regulators;

         (b) reviewing and considering any change in accounting principles or practices to be utilized in the preparation of the financial statements of the Company and any material off-balance sheet transactions or other obligations that may have a material effect on the Company's financial condition or performance;

         (c) overseeing the implementation and operation of the internal control and risk management systems of the Company and assessing the adequacy of such systems;

         (d) receiving and considering reports from senior officers and the auditors of the Company with respect to various financial matters, such as post audit reports with respect to major capital expenditures by the Company;

         (e) selecting (subject to shareholder approval), establishing the terms of engagement of, and assessing the independence and performance of the external auditor;

         (f) monitoring the discharge of the internal and external audit functions, including holding regularly conducted, separate discussions with the external auditor, internal auditor and senior management personnel to review any significant disagreements, problems or difficulties between management and the external or internal audit function or arising in the course of an audit;

         (g) reviewing and granting approvals, as appropriate, for all auditing, audit-related, tax and other non-auditing services to be provided by the external auditor;

         (h) establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

         (i) reviewing and approving any change or waiver in the Company's Code of Business Conduct for officers and directors and any public disclosure regarding such change or waiver.

SUMMARY OF THE GOVERNANCE AND COMPLIANCE COMMITTEE MANDATE

         During 2002, the members of the Governance and Compliance Committee were Messrs. Joyce, Kierans, Olson and Zaozirny (January 1 - April 23) and Messrs. Joyce, Olson, Michaels and Zaozirny (April 24 - December 31). Mr. Kierans presided as Chairman of the Committee from January 1 to April 23, 2002. Mr. Joyce presided as Chairman of the Committee from April 24 through the remainder of 2002. The Governance and Compliance Committee met six times in 2002. The Committee is responsible for:

         (a) developing the approach of the Company to matters of corporate governance and making recommendations to the Board with respect to such matters;

         (b) assessing and reporting to the Board in respect of matters relating to the ongoing composition of the Board, including:

                  (i)      the appropriate size of the Board;

                  (ii) identifying, either directly or with the assistance of a search firm, candidates for membership on the Board and reviewing their qualifications;

                  (iii) recommending to the Board criteria for the composition of the Board and the selection of directors;

                  (iv) reviewing succession planning issues with respect to the members of the Board and, upon the retirement of the Chairman, making a recommendation to the Board with respect to the appointment of a new Chairman;

                  (v) monitoring the individual performance of members of the Board; and

                  (vi) recommending to the Board candidates to fill vacancies occurring between annual meetings and recommending nominees for election at annual meetings;

         (c) assessing and reporting to the Board on the effectiveness of the Board as a whole and the committees of the Board;

         (d) considering the mandates of the committees of the Board, selection and rotation of committee members and chairpersons, and making recommendations to the Board in connection with the same;

         (e) considering the adequacy and the nature of the compensation to be paid to the members of the Board and making recommendations to the Board in connection with the same;

         (f) assessing and reporting to the Board with respect to the new directors orientation and education program of the Company;

         (g) arranging for the annual preparation and recommendation to the Board of the Statement of Corporate Governance Practices set forth in this Management Proxy Circular;

         (h) reviewing the adequacy of the Company's policies, programs and practices with respect to environmental and safety matters, as well as, in all other key legal and regulatory areas; and

         (i) making reports and recommendations to the Board on adoption, as appropriate, of legal and regulatory compliance policies.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


         The following table sets out the compensation for the President and Chief Executive Officer and the other four most highly compensated officers of the Company ("Named Executive Officers"):

===========================================================================================================================
                                    Annual Compensation                     Long-Term Compensation

                         ------------------------------------------------------------------------------------
                                                                             Awards              Pay-Outs
                                                                   ------------------------------------------
Name and           Year     Salary        Bonus        Other (1)     Securities   Restricted     Long-Term   All Other (3)
Principal                                               Annual         Under          (2)        Incentive   Compensation
Position                                             Compensation     Options       Shares/        Plan
                                                                      Granted        Units        Payouts

                             ($)           ($)            ($)           (#)           ($)           ($)           ($)
---------------------------------------------------------------------------------------------------------------------------
David Sutherland   2002    385,000          --          10,200        80,000        61,684          --           3,845
President and
Chief Executive    2001    288,333          --          10,382          --            --            --           3,768
Officer (4)
                   2000    228,750        34,179        10,802        48,000          --            --           3,981
---------------------------------------------------------------------------------------------------------------------------
Robert Ratliff     2002    256,250          --            --          15,000          --            --           2,785
Vice President
and Chief          2001    253,125          --            --          15,000          --            --           3,478
Financial
Officer (5)        2000    143,055        14,520          --          50,000          --            --            916
---------------------------------------------------------------------------------------------------------------------------
Joseph Russo       2002    252,250          --            910         15,000          --            --           4,454
SeniorVice
President and      2001    248,750          --            979           --            --            --           3,437
Chief Technical
Officer            2000    243,976        24,764          698         40,000          --            --           3,870
---------------------------------------------------------------------------------------------------------------------------
John Tulloch       2002    252,250          --          13,500        22,000          --            --           4,454
Senior Vice
President and      2001    241,250          --          14,349          --            --            --           3,379
Chief Commercial
Officer            2000    228,750        22,761         4,992        48,000          --            --           3,983
---------------------------------------------------------------------------------------------------------------------------
George Valentine   2002    245,000          --           1,266        10,000          --            --           2,288
Vice President
and General        2001    132,708        5,000           --          15,000          --            --            455
Counsel (6)
===========================================================================================================================

Notes:

(1) The value of perquisites and benefits is less than the lesser of $50,000 CDN or 10% of total annual salary and bonus.

(2) As of December 31, 2002, the Company had issued an aggregate of 4, 400 restricted share units, having a value of $61,684 on the date of original grant.

(3) All figures in this column reflect premiums paid by the Company for term life insurance and amounts received under the Company's Employee Profit Sharing Plan.

(4) Mr. Sutherland became the President and Chief Executive Officer of the Company effective January 1, 2002. Further particulars of Mr. Sutherland's cash compensation and its relationship to stock based compensation are set forth in the Management Resources and Compensation Committee's Report on Chief Executive Officer Compensation on page 15.

(5)  Mr. Ratliff joined IPSCO in June 2000.

(6)  Mr. Valentine joined IPSCO in June 2001.

                              OPTION GRANTS IN 2002

         The following table sets out the options granted in 2002 for the President and Chief Executive Officer and the Named Executive Officers:

========================================================================================================================
                                                   Individual Grants
------------------------------------------------------------------------------------------------------------------------
                                                                        Market Value
                                           % of Total                     of Common
                                        Options Granted     Exercise   Shares on Date
      Name          Common Share(1)     to Employees in       Price       of Grant             Exercise Period
                    Options Granted      Financial Year      (CDN$)        (CDN$)
------------------------------------------------------------------------------------------------------------------------
     David              80,000                19%             23.20         23.20            02/27/03 - 02/27/12
     Sutherland
------------------------------------------------------------------------------------------------------------------------
     Robert             15,000                 4%             21.70         21.70            07/24/03 - 07/24/12
     Ratliff
------------------------------------------------------------------------------------------------------------------------
     Joseph             15,000                 4%             21.70         21.70            07/24/03 - 07/24/12
     Russo
------------------------------------------------------------------------------------------------------------------------
     John               22,000                 5%             21.70         21.70            07/24/03 - 07/24/12
     Tulloch
------------------------------------------------------------------------------------------------------------------------
     George             10,000                 2%             21.70         21.70            07/24/03 - 07/24/12
     Valentine
========================================================================================================================

Note:
(1)  The Company has not issued any share appreciation rights.


           AGGREGATE OPTION EXERCISES IN THE YEAR AND YEAR-END VALUES

         The following table sets out the aggregate option exercises for 2002 and 2002 end values for the President and Chief Executive Officer and the Named Executive Officers:

=======================================================================================================================
                    Common     Aggregate                                                  Value of Unexercised
                    Shares       Value              Unexercised Options                 In-the-Money Options at
      Name         Acquired     Realized            at December 31, 2002                   December 31, 2002
                      on         (CDN$)                                                          (CDN$)
                   Exercise                ----------------------------------------------------------------------------
                                             Exercisable       Unexercisable       Exercisable(1)  Unexercisable (1)
-----------------------------------------------------------------------------------------------------------------------
      David           --           --          150,000             80,000            $418,500             --
   Sutherland
-----------------------------------------------------------------------------------------------------------------------
     Robert           --           --          15,000              65,000               --                --
     Ratliff
-----------------------------------------------------------------------------------------------------------------------
     Joseph           --           --          142,750             15,000            $348,750             --
      Russo
-----------------------------------------------------------------------------------------------------------------------
      John            --           --          150,750             22,000            $418,500             --
     Tulloch
-----------------------------------------------------------------------------------------------------------------------
     George           --           --          15,000              10,000               --                --
    Valentine
=======================================================================================================================

Note:
(1) Based on a market price of CDN $15.81 per common share, being the closing price on the Toronto Stock Exchange on December 31, 2002.

                               PENSION PLAN TABLE

         The following table sets forth the estimated annual benefits under existing pension arrangements payable in Canadian dollars at the normal retirement age of 62 years at the various assumed compensation levels and years of service:

========================================================================================================================
    Remuneration                                              Years of Service
    in Canadian
      Dollars        ---------------------------------------------------------------------------------------------------
                            10                15                  20                   25                   30
------------------------------------------------------------------------------------------------------------------------
      $175,000           $32,100           $ 48,100            $ 64,100             $ 80,200             $ 96,200
      $200,000           $36,700           $ 55,000            $ 73,300             $ 91,600             $110,000
      $300,000           $55,000           $ 82,500            $110,000             $137,400             $164,900
      $400,000           $73,300           $110,000            $146,600             $183,300             $219,900
      $500,000           $91,600           $137,400            $183,300             $229,100             $274,900
      $600,000           $111,000          $164,900            $219,900             $274,900             $329,900
      $700,000           $128,300          $192,400            $256,600             $320,700             $384,800
      $800,000           $146,600          $219,900            $293,200             $366,500             $439,800
========================================================================================================================


                            CREDITED YEARS OF SERVICE

         The following table sets forth the compensation covered and credited years of service under existing pension arrangements:

==============================================================================================================
            NAME                         COMPENSATION                          CREDITED SERVICE
                                        COVERED BY PLAN
--------------------------------------------------------------------------------------------------------------
David Sutherland                           $410,000                           25 years   2 months
--------------------------------------------------------------------------------------------------------------
Robert Ratliff                             $256,250                            2 years   7 months
--------------------------------------------------------------------------------------------------------------
Joseph Russo                               $252,250                           19 years  10 months
--------------------------------------------------------------------------------------------------------------
John Tulloch                               $252,250                           25 years  6 months
--------------------------------------------------------------------------------------------------------------
George Valentine                           $245,000                             1 year  7 months
==============================================================================================================

BASIS OF COMPUTATION

         Currently, the benefits are provided under two kinds of plans:

         (a) registered and/or q ualified pension plans which conform with detailed legislative and regulatory requirements, are funded under tax-sheltered trusts and provide benefits up to the maximum allowed for such plans; and

         (b) supplementary plans that provide benefits in excess of those allowed for registered and/or qualified pension plans and are generally unfunded.

         These benefits are generally based on 2.0% of the highest average 3-year average compensation, times years of service, adjusted where applicable for indexing provisions from the registered and/or qualified portion of the plan. There are no reductions for social security or other government benefits. With one exception, compensation is capped at $200,000 CDN for pension purposes. However, for retirement on or after July 1, 2000 where the member is at least age 60, compensation after July 1, 2000, for the purposes of determining final average compensation, is not capped. The normal form of pension is monthly payments during the member's retirement years but not less than 15 years.

         For the most part, normal retirement age is 62; however, benefits can be taken without reduction after attainment of age 60. In the event of retirement before normal retirement age, the supplementary plan only is subject to a vesting factor equal to the ratio of actual service to total service projected to normal retirement age.

REPORT OF THE MANAGEMENT RESOURCES AND
COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

         The Management Resources and Compensation Committee determines and administers the compensation policies for the officers of the Company. In addition, the Committee reviews the general compensation policies and performance bonus arrangements of the Company. In the case of the President and Chief Executive Officer, the Committee makes cash compensation recommendations to be approved by the Board and, for all other executive officers, the Committee approves cash compensation levels. In connection with stock option grants and other stock based compensation, the Committee makes recommendations to be approved by the Board of Directors.

         The compensation approach is corporate performance oriented and the Committee endeavors to ensure that compensation policies progressively support a drive for corporate success. The compensation of executive officers of the Company can be viewed as comprising three main components: salary and pension benefits; bonus; and possible gains on the exercise of stock options and restricted share units.

         Salaries and potential bonus levels are established taking into account published information with respect to compensation practices of North American companies in both the steel industry and heavy industry overall. From time to time the Committee commissions specific compensation studies by firms specializing in compensation consulting when it believes such information is useful.

         Specific salaries are reviewed annually based on individual performance, responsibility and experience and the individual's ability to contribute to the success of the Company.

         Annual bonuses are awarded based on Company profitability and for special individual performance by senior officers. One portion of the bonus is calculated by reference to a formula based on the return on shareholders' equity of the Company for the year. The Committee sets a minimum positive return on shareholders' equity before any amount is paid out under this formula. The remaining portion of the potential bonus is awarded for special performance beyond the attainment of a set of annual objectives previously established for each individual. The Board of Directors, through the Committee, has reserved full discretion in determining individual bonuses.

         The Company's after-tax net income available to common shareholders for the fiscal years ended December 31, 2000, 2001 and 2002 was $46.8 million, $27.4 million and $8.9 million, respectively. The Company's return on common shareholders' equity for 2000, 2001 and 2002 was 6%, 4% and 1%, respectively. As a result of this decline in the Company's recent financial performance, the Board of Directors elected not to grant the President and Chief Executive Officer or others in senior management a bonus for performance in 2002.

         Stock options, when granted to officers of the Company, are granted at one hundred percent of the closing price of the Company's Common Shares on the Toronto Stock Exchange on the last business day preceding the grant. Restricted share units, when granted to officers of the Company, are granted at one hundred percent of the closing price of the Company's Common Shares on the Toronto Stock Exchange on the day of the grant. In determining whether to grant new options, the amount and terms of outstanding options are taken into account.

         The Company's Named Executive Officers are each party to a change of control agreement. Each such agreement provides the Named Executive Officer with certain benefits if his employment is terminated under specified conditions. To receive benefits, the Named Executive Officer must be involuntarily terminated (as defined in the agreement) within two years of a change in control (as defined in the agreement) of the Company. In addition, such termination must be made either by the Company or a successor entity without cause, or by the Named Executive Officer for good reason.

         Benefits under the change of control agreements include: (a) continuation of base salary and bonus for two and one half years (three in the case of Mr. Sutherland); (b) continuation of life insurance, medical and dental benefits for two years (three in the case of Mr. Sutherland); (c) payment of accrued but unpaid compensation; (d) credit for service for the purposes of any pension plan in which the executive participates for a period of two and one half years (three in the case of Mr. Sutherland); (e) immediate vesting of stock options and restricted share units that have not yet vested and continuation of exercise rights for the duration of the exercise periods; (f) confirmation of the continuation of any salary deferral programs; and (g) relocation costs (including loss on the sale of a home) of certain executives who had been relocated from the Saskatchewan office upon request. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Payments under the agreements are payable regardless of whether the executive seeks or finds employment of any nature following termination. Pursuant to such agreements, the Company also agrees to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the "excess parachute payment" provisions of the United States Internal Revenue Code.

REPORT ON CHIEF EXECUTIVE OFFICER COMPENSATION

         In connection with his appointment as President and Chief Executive Officer of the Company effective January 1, 2002, Mr. Sutherland's annual base salary was increased to $410,000 and his annual incentive target level was set at 60% of base salary. In August 2002, the form of Mr. Sutherland's annual base compensation, while not changing in total amount, was modified to have both a cash component and a restricted stock component as follows: $350,000 paid in cash effective as of August 1, 2002, plus a grant of restricted share units of the Company equal to approximately $60,000 (4,400 of such units). In February 2002, Mr. Sutherland was awarded options for 80,000 Common Shares. In view of the Company's financial results for 2002 discussed above, the Board elected not to award Mr. Sutherland a bonus for performance during 2002.

         In determining Mr. Sutherland's base salary, the Board (with the advice of an independent compensation consultant) considered several factors. These factors included salaries for comparable positions in companies within a performance peer group selected by the outside consultant, as well as Mr. Sutherland's continuing efforts to improve the Company's operating results and to preserve and enhance shareholder value. No specific weight was given to these factors in determining base salary. The figure of $410,000 referred to above is below the median for base salaries earned by individuals in comparable positions to Mr. Sutherland's within the Company's performance peer group.

         The foregoing Reports on Executive Compensation and Chief Executive Officer Compensation have been made by the members of the Management Resources and Compensation Committee of the Board of Directors.

                                        Signed,

                                        Burton M. Joyce, Chairman
                                        Thomas E. Kierans
                                        Bernard M. Michel
                                        Jack D. Michaels
                                        Richard G. Sim
                                        Roger E. Tetrault

FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

         The following graph assumes that $100 CDN was invested on December 31, 1997 in the Company's Common Shares, the Toronto Stock Exchange 300 Composite Index ("TSX 300") and the Toronto Stock Exchange Steel Sub-group Index ("TSX Steel"), respectively.

                                [GRAPHIC OMITTED]

  CUMULATIVE VALUE OF A $100 CDN INVESTMENT ASSUMING REINVESTMENT OF DIVIDENDS

[NEED PLOT POINTS]

                        31-DEC-97  31-DEC-98   31-Dec-00   31-DEC-01   31-DEC-02
                        ---------  ---------   ---------   ---------   ---------

         IPSCO
         TSX STEEL
         TSX 300

COMPENSATION OF DIRECTORS

         The directors of the Company who are not employed by the Company are compensated for their service to the Company in a manner designed to closely align their interests with those of the shareholders of the Company. All commentary that follows applies only to directors who are not employees of the Company.

         In 1999, the Board approved a Deferred Share Unit Plan under which Directors receive some or their entire annual retainer in the form of deferred share units ("DSUs"). In 2003, the Deferred Share Unit Plan was amended to permit Directors to receive other director fees, as described below, in DSUs. DSUs are bookkeeping entries on the books of the Company, each of which has a value equal to the value of a common share of the Company. In 2002, Directors were entitled to receive an annual retainer of $28,000 per year, one-half of which must be received by way of DSUs. Directors may elect to receive the balance of their annual retainer in the form of DSUs. Directors are also credited with additional DSUs with a value equivalent to the amount of dividends which would have been paid on the Common Shares underlying the DSUs credited to their DSU account. The value of DSUs awarded to Directors is only payable to Directors at the time of retirement from the Board, at which time the Directors may receive the value of the DSUs credited to them, calculated with reference to the trading price of Common Shares at that time, less applicable withholding taxes, in cash or in shares purchased in the open market or, at the option of the Company and subject to applicable regulatory and shareholder approval, Common Shares issued by the Company. In conjunction with the establishment of the Deferred Share Unit Plan, the Board also determined that each Director must hold 5,000 Common Shares of the Company or a combination of Common Shares and DSUs within five years or, in the case of new Directors, within five years of becoming a director. In 2002, in addition to the annual retainer which may be received in the form of DSUs, each director, other than the Chairman of the Board, was entitled to receive $1,000 for each meeting of the Board or any Committee of which he or she is a member attended in person and $500 for each such meeting attended by telephone. In addition to the annual retainer, the Chairman of the Board received an annual fee of $57,000 for serving in that capacity. The Chairman of any committee of the Board, other than the Chairman of the Board, received an annual fee of $2,000 for serving in that capacity. Effective January 1, 2003, Directors may also elect to receive these amounts in DSUs.

         Directors are also granted options to purchase Common Shares of the Company. Each new director is to be granted options for the purchase of 5,000 Common Shares, which options vest over three years. All continuing directors receive an annual grant of options for the purchase of 1,500 Common Shares, which vests over three years. All options are granted with an exercise price at the closing trading price of the Common Shares on the last business day preceding the grant.

         Directors are also reimbursed for reasonable expenses incurred in discharging their responsibilities as directors. In addition, the Company has in place group life and group accident, death and dismemberment insurance policies for the directors, the aggregate cost to the Company of which was $1,224 CDN for the 2002 financial year.

INDEBTEDNESS OF OFFICERS

         The following table sets forth the incidences of non-routine indebtedness of directors, executive officers or senior officers of the Company:

================================================================================================================
                                                           Largest            Amount
                Name and              Involvement of        Amount       Outstanding as at   Term to Maturity
           Principal Position            Issuer or        Outstanding      February 28,
                                        Subsidiary       During 2002           2003
                                                              $                  $
----------------------------------------------------------------------------------------------------------------
John Comrie                               Lender            200,000           200,000          July 1, 2018
================================================================================================================

All indebtedness described above does not bear interest, is secured by the residence of the borrower and was made pursuant to relocation agreements and loans entered into prior to July 30, 2002.

APPOINTMENT OF AUDITORS

         THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE FOR THE REAPPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF THE COMPANY AT REMUNERATION TO BE FIXED BY THE BOARD OF DIRECTORS. Ernst & Young LLP were first appointed auditors of the Company on April 24, 1991.

SHAREHOLDER PROPOSAL

         Set out in Schedule "A" to this Management Proxy Circular is (a) a shareholder proposal that has been submitted for consideration at the Meeting and (b) the Board of Director's response to the shareholder proposal. This proposal would require a simple majority of votes cast at the Meeting in order to be approved.

         The Canada Business Corporations Act permits certain eligible shareholders of the Company to submit shareholder proposals to the Company, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. The Company must receive shareholder proposals for the annual meeting of shareholders of the Company to be held in 2004 at least 90 days before the anniversary date of the Notice of Meeting attached to this Management Proxy Circular.

CORPORATE DISCLOSURE DOCUMENTS

         Copies of the Company's most recent Annual Information Form, comparative financial statements for the financial years ended December 31, 2002 and 2001, together with the Auditors' Report thereon, and this Management Proxy Circular are available without charge upon request to the Secretary of the Company.

         I HEREBY CERTIFY that the Board of Directors of IPSCO Inc. has approved the contents and sending of this Management Proxy Circular.

DATED the 28th day of February, 2003.

                                        /s/ David Sutherland

                                        DAVID SUTHERLAND
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                  SCHEDULE "A"

SHAREHOLDER PROPOSAL

The following Shareholder Proposal has been submitted by Ethical Funds Inc., 1441 Creekside Drive, 8th Floor, Vancouver, B.C. V6J 4S7 Canada, for consideration at the Meeting. The proposal and statement of support are set out in italics.

Environmental Disclosure Proposal: RESOLVED SHAREHOLDERS REQUEST THE BOARD OF DIRECTORS ESTABLISH A POLICY OF DISCLOSING FACILITY-SPECIFIC TOXIC EMISSIONS DATA AND GREENHOUSE GAS EMISSIONS DATA.

Statement of Support: WHEREAS: INVESTORS, THEIR CONFIDENCE IN CORPORATE BOOKKEEPING SHAKEN, ARE SEARCHING FOR OTHER POSSIBLE `OFF-BALANCE-SHEET' LIABILITIES, INCLUDING THE EMBEDDED RISKS ASSOCIATED WITH THE RELEASE OF ` TOXIC SUBSTANCES AND GREENHOUSE GASES.'

ENVIRONMENT CANADA'S NATIONAL POLLUTANT RELEASE INVENTORY (NPRI) PROVIDES CANADIANS WITH DETAILED DATA ON TYPES, LOCATION, AND AMOUNTS OF INDIVIDUAL SUBSTANCES OF CONCERN RELEASED BY INDUSTRIAL FACILITIES. THESE SUBSTANCES ARE CONSIDERED TOXIC TO HUMAN HEALTH AND THE ENVIRONMENT, CARCINOGENIC OR PROBABLY CARCINOGENIC. NPRI DISCLOSURE IS THE NORM AMONG CORPORATIONS AND AMONG IPSCO'S COMPETITORS. IPSCO, HOWEVER, HAS UNDERTAKEN ACTION TO PREVENT THE NPRI FROM DISCLOSING RELEASES FROM IPSCO FACILITIES BASED IN CANADA. FOR FACILITIES BASED IN THE UNITED STATES, IPSCO DISCLOSES FACILITY-SPECIFIC DATA TO THE TOXIC RELEASE INVENTORY (TRI), THE UNITED STATES' ENVIRONMENTAL PROTECTION AGENCY'S EMISSIONS DATA DISCLOSURE PROGRAM, SIMILAR TO THE NPRI.

NOW THAT CANADA HAS RATIFIED THE KYOTO PROTOCOL, LARGE INDUSTRIAL EMITTERS LIKE IPSCO WILL ALSO BE REQUIRED TO REPORT THEIR GREENHOUSE GAS EMISSIONS. FROM 1995 TO 2002, IPSCO DID NOT PARTICIPATE IN THE VOLUNTARY CHALLENGE AND REGISTRY
(VCR), A VOLUNTARY GREENHOUSE GAS EMISSIONS REPORTING INITIATIVE. IPSCO WAS ONE OF THE FEW MAJOR INDUSTRIAL EMITTERS IN CANADA NOT TO PARTICIPATE IN THE VCR.

CLIMATE CHANGE REPRESENTS A SIGNIFICANT RISK TO INVESTORS AND MAY ALREADY BE DAMAGING THE FINANCIAL PROSPECTS OF MANY COMPANIES BOTH DOMESTICALLY AND OVERSEAS. THE WORLD'S LARGEST REINSURANCE COMPANY, MUNICHRE, CITES DIRECT CLIMATE-RELATED LOSSES REACHING US $300 BILLION ANNUALLY BY 2050. SWISSRE, THE WORLD'S SECOND LARGEST REINSURER, SEES INACTION ON CLIMATE CHANGE AS A POSSIBLE LIABILITY ISSUE AND IS CONSIDERING THE POTENTIAL COVERAGE IMPLICATIONS FOR COMPANIES, DIRECTORS AND OFFICERS WHO DO NOT ADDRESS THIS RISK.

FAILURE TO DISCLOSE EMISSION DATA MEANS THAT SHAREHOLDERS ARE PREVENTED FROM ACCURATELY AND INDEPENDENTLY EVALUATING IPSCO'S PERFORMANCE IN THE AREA OF POLLUTION CONTROL AND ENVIRONMENTAL PERFORMANCE. FAILURE TO ADDRESS ISSUES ASSOCIATED WITH POLLUTION CAN PLACE SHARE VALUE AT RISK BY INCREASING THE PROBABILITY OF INCREASED FINES AND LITIGATION, AND NEGATIVELY IMPACTING IPSCO'S REPUTATION, LICENSE TO OPERATE, AND CAPACITY TO RECRUIT HIGHLY-QUALIFIED EMPLOYEES. PRUDENT AND FORWARD-LOOKING COMPANIES REPORT EMISSIONS DATA PUBLICLY AND TAKE PRECAUTIONARY AND COST EFFECTIVE STEPS TO REDUCE POLLUTION AS PART OF A NO REGRETS APPROACH TO MANAGEMENT OF ENVIRONMENTAL ISSUES.

IN ORDER TO EVALUATE THE RISKS TO SHAREHOLDERS AND TO ASSESS IPSCO'S CAPACITY TO MANAGE THE RISKS ASSOCIATED WITH TOXIC AND GREENHOUSE GAS EMISSIONS, SHAREHOLDERS REQUIRE FACILITY-SPECIFIC EMISSIONS DATA.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

         The Corporation has a longstanding commitment to environmental protection and an outstanding track record in that regard. It is registered to the ISO 14001 standard at all of its steel and pipe facilities (the first steel company in Canada to gain such ISO registration), and it is the largest corporate recycler in Western Canada. The Corporation's formal Environmental Policy, approved by the Board of Directors, commits IPSCO to the implementation and maintenance of policies, practices and procedures that meet and seek to exceed the requirements of environmental laws and regulations.

         IPSCO's commitment to environmental protection is, the Board believes, fully consistent with its position on the National Pollutant Release Inventory
(NPRI) program, which is addressed not to pollution control but to data collection and public disclosure requirements. Specifically, the NPRI requires that selected industrial facilities provide the federal government with information concerning the release into the atmosphere of certain substances so that the data can be made available to the public in annual government reports. Contrary to the statement submitted with the shareholder proposal, the NPRI is not restricted to substances that are toxic, or that might be toxic, and includes substances that have been formally determined by the environmental regulators to be non-toxic under the governing legislation.

         The Corporation, supported in court by the Province of Saskatchewan and its Attorney General, has launched a legal challenge to the constitutionality of the NPRI, arguing that key aspects of the program are beyond the authority of the federal government and are properly a matter for provincial governments alone. The case is scheduled to proceed in the Federal Court of Canada where the Corporation will pursue this important "division of powers" issue and will request, among other things, a declaration that the NPRI is unlawful and is not binding on IPSCO.

         The Board of Directors believes that the NPRI program is harmful to the Corporation and its shareholders because:

         (a) the NPRI represents an unconstitutional intrusion by the federal government into important provincial prerogatives regarding public disclosure requirements for manufacturing companies

         (b) reports from the NPRI, by merely providing volumes of releases for toxic and non-toxic substances alike, and without indicating the presence or absence of human health risks or other significant environmental concerns with respect to the substances in question, create a false public impression about the environmental impact of a particular operation (IPSCO, while generating the data, discloses it only to the NPRI rather than the public at large.)

         (c) the publication of the data required by the NPRI would allow the Corporation's competitors potentially to gain insights into IPSCO's confidential production techniques

         (d) the task of generating the data required by the NPRI is complex, time consuming and expensive

         The Board of Directors is of the view, based upon advice of counsel, that the Corporation has a very strong case in its constitutional challenge to the NPRI program. Adoption of the shareholder proposal would be wholly inconsistent with the Corporation's position in this significant lawsuit in which substantial time and resources have been invested, and it would not be in the best interests of the shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL.


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                            [INSERT PROXY CARD HERE]

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[GRAPHIC OMITTED]
[LOGO - IPSCO]



February 28, 2003


Dear IPSCO Shareholder:


RE:      "RECEIVE ELECTRONIC NOTIFICATION OF IPSCO SHAREHOLDER DOCUMENTS"

You can now elect to receive select IPSCO financial documents via the Internet. The list of reports available electronically includes annual reports, financial statements, annual meeting materials and proxy solicitations, and other periodic notices and reports to IPSCO shareholders. If you elect to receive these documents electronically, IPSCO will 1) notify you by e-mail each time pertinent documents are posted on the IPSCO website and 2) provide you with a hot-link to our site for subsequent downloading and printing.

The benefit to you of this new service is virtually instant access to newly available financial information. In addition to providing you with instant access to shareholder materials, opting for electronic delivery of shareholder materials will also help us reduce printing and postage costs associated with their distribution. We believe that using the Internet to deliver shareholder information is a tangible example of how we can improve the timeliness of shareholder communication and enhance productivity.

This online service is available to both our beneficial and registered shareholders. To access this service all you need is Internet access and an active e-mail account.

To enroll in the online program, please visit WWW.COMPUTERSHARE.COM/CA/CONSENT. Please ensure that you have available to you the Hold Account Number and Proxy Access Number noted on the Form of Proxy included with this year's Annual Meeting Materials. If you have misplaced or cannot identify these numbers, please contact IPSCO's Communications Director at the number noted below. Your enrollment in the online program will remain in effect until you cancel it. As always, IPSCO will provide, free of charge, paper copies of any shareholder documents at your request.

IPSCO remains dedicated to exploring new ways to improve shareholder communication and I encourage you to take advantage of our new Electronic Disclosure Program.

Sincerely,

/s/ Robert L. Ratliff

Robert Ratliff
Vice President and Chief Financial Officer


IPSCO INC.

650 Warrenville Road, Suite 500, Lisle, Illinois 60532
Phone (630) 810-4800  Fax (630) 810-4600